Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of October 3, 2012 (this “Supplemental Indenture”), is between Air Lease Corporation, a Delaware corporation (the “Issuer”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

WHEREAS, each of the Issuer and the Trustee has heretofore executed and delivered the Senior Notes Indenture, dated as of September 26, 2012 (the “Original Indenture,” and as amended by this Supplemental Indenture, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 4.500% Senior Notes due 2016 (the “Notes”);

WHEREAS, the Issuer has previously issued and sold $450,000,000 aggregate principal amount of the Notes (the “Initial Notes”);

WHEREAS, Section 2.01 of the Original Indenture provides that Additional Notes (as such term is defined therein) ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and the Exchange Notes (as such term is defined therein) and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) as the Initial Notes;

WHEREAS, pursuant to Section 2.01 of the Original Indenture, any Additional Notes shall be issued by the execution of an indenture supplemental to the Original Indenture; and

WHEREAS, the Issuer has duly authorized the execution and delivery of this instrument to provide for the issuance of $50,000,000 aggregate principal amount of Additional Notes, and have done all things necessary to make this instrument a valid agreement of the parties hereto, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
DEFINITIONS

Section 1.01.  Definitions.  Capitalized terms used in this instrument and not otherwise defined herein shall have the meanings assigned to such terms in the Original Indenture.

ARTICLE II
ADDITIONAL NOTES

Section 2.01.  Additional Notes.  Fifty million U.S. dollars ($50,000,000) aggregate principal amount of Additional Notes shall be issued under the Original Indenture and this Supplemental Indenture.  Such Additional Notes shall be consolidated with and form a single class with the Initial Notes and any Exchange Notes and shall have the same terms as to status, redemption or otherwise (other than issue date and issue price) as the Initial Notes.

ARTICLE III
MISCELLANEOUS

Section 3.01.  Relation to Original Indenture.  This Supplemental Indenture supplements the Original Indenture, and shall be a part and subject to all the terms thereof.  Except as supplemented hereby, all of the terms, provisions and conditions of the Original Indenture, and the Notes issued thereunder, shall continue in full force and effect.

Section 3.02.  Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.03.                   Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.04.                   Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05.                   Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER

AIR LEASE CORPORATION

By:	/s/ Steven F. Udvar-Házy
	Name:	Steven F. Udvar-Házy
	Title:	Chairman and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

TRUSTEE

Deutsche Bank National Trust Company for

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Michele H.Y. Voon
	Name:	Michele H.Y. Voon
	Title:	Vice President

By:	/s/ Mark DiGiacomo
	Name:	Mark DiGiacomo
	Title:	Asst. Vice President

[Signature Page to First Supplemental Indenture]